Exhibit 10.4

Board Member Agreement

PokerTek, Inc. 1150 Crews Road, Suite F Matthews, NC 28105 (704) 849-0860 Referred to as “the Company”	Gehrig H White 6207 Glynmoor Lakes Drive Charlotte, NC 28277 (704) 756-2774 Referred to as “the Director”

This Board Member Agreement (the “Agreement”) is effective as of the 1st day of July, 2009, by and between PokerTek, Inc., a North Carolina corporation (the “Company”), and Gehrig H White, an individual resident of the State of North Carolina (the “Director”).

WHEREAS, the Company engaged in the development, manufacture and marketing of electronic products for use in the gaming and amusement markets (the “Business”).

WHEREAS, the Company has established a Board of Directors to assist the Company in its endeavors to manage the Business so as to maximize returns for the Company’s shareholders; and

NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereto hereby declare and agree as follows:

1.
Term. The term of this Agreement shall commence on the date hereof (the “Effective Date”), and shall continue until the Director no longer serves on the Company’s Board of Directors (the “Term”), it being understood that the Director shall remain on the Company’s Board of Directors at the discretion of the Company’s shareholders.

2.	Compensation.

a.
Director's Fees. In consideration of the services to be rendered under this Agreement as a member of the Board of Directors and for serving on various committees of the Board of Directors, Director shall receive annual compensation of $48,000, payable in quarterly installments of $12,000 per quarter. At the Director’s election, such fees shall be payable either in cash or in shares of Company stock. After an election is made by the Director, the Director can change his election upon 30 days prior written notice to the Chief Financial Officer of the Company, or in his absence, to another appropriate officer of the Company, and the new payment election shall be effective for the next payment date after the notice was given. In the event that such fees are paid in the form of common stock, the number of shares issued will be determined by dividing $12,000 by the average closing price on the NASDAQ Capital Market of PokerTek common stock for the 10 business days preceding the end of the quarterly period; provided, however, that if such average price per share calculation is less than the closing bid price on the effective date of this agreement, such closing bid price on the date of this agreement shall be used.

i.
On July 31, 2009, Director will no longer be an at-will employee of the Company. In consideration of Director’s services as a founder and employee of the Company, Company will pay Director a severance fee of $100,000 over a 12 month period beginning at the effective date of this agreement (August 1, 2009 – July 31, 2010).

ii.	Company will reimburse Director for COBRA premiums for 12 months (August 1, 2009 to July 30, 2010).

iii.
In exchange for the consideration under Section 2.a.i and 2.a.ii Director hereby generally and completely releases the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date Director signs this Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and the California Fair Employment and Housing Act (as amended).

b.
Stock and Stock Options. Company acknowledges that Director is an owner of Common Stock and may hold options to purchase stock in Company, and that the rights attributable to these securities (the "Securities") shall not be affected by the execution of this Agreement.

c.	Expenses. The Company shall reimburse Director for all reasonable business expenses incurred in the performance of his duties hereunder in accordance with Company's expense reimbursement guidelines.

d.
Indemnification. Company will indemnify and defend Director and hold Director harmless against any liability incurred in the performance of Director’s service on the Board of Directors pursuant to this Agreement (the “Services”) to the fullest extent authorized in Company's Certificate of Incorporation, as amended, bylaws, as amended, applicable law and as provided in any individual indemnification agreements the Company many enter into with the Director. Company has purchased Director's and Officer's liability insurance, and Director shall be entitled to the protection of any insurance policies the Company maintains for the benefit of its Directors and Officers against all costs, charges and expenses in connection with any action, suit or proceeding to which he may be made a party by reason of his affiliation with Company, its subsidiaries, or affiliates or Director’s Services hereunder.

3.	Termination.

a.
Right to Terminate. At any time, Director may be removed as Director as provided in Company's Certificate of Incorporation, as amended, bylaws, as amended, and applicable law. Director may resign as Director as provided in Company's Certificate of Incorporation, as amended, bylaws, as amended, and applicable law. Notwithstanding anything to the contrary contained in or arising from this Agreement or any statements, policies, or practices of Company, neither Director nor Company shall be required to provide any advance notice or any reason or cause for termination of Director's status, except as provided in Company's Certificate of Incorporation, as amended, Company's bylaws, as amended, and applicable law.

b.
Effect of Termination as Director. Upon a termination of Director's status as a Director, this Agreement will terminate; Company shall pay to Director all compensation to which Director is entitled up through the date of termination. Thereafter, all of Company's obligations under this Agreement shall cease.

4.	Non−Disclosure, Ownership of Intellectual Property

a.
Director covenants and undertakes that, during the term of this Agreement and thereafter, absent the Company’s prior written consent, all information, written or oral, relating to the Company, its parents, subsidiaries or affiliates, the Company’s Business or condition (actual or planned), disclosed to him by the Company, or which otherwise became known to him in connection with the performance of the Services (the “Information”), shall be maintained by him in full and absolute confidence, and he shall not use such Information, directly or indirectly, in whole or in part, for his own benefit or any purpose whatsoever except as specifically and explicitly provided hereunder. Director’s undertaking hereunder shall not apply to Information which is in, or becomes part of, the public domain, or which was known by Director before the time of disclosure.

b.
Director agrees and undertakes that, so long as this Agreement is in effect and for a period of one year thereafter, neither he, nor any entity in which he holds a majority of the equity interest or voting control (either directly or through other entities in which he holds a majority of the equity interest or voting control) (each a “Controlled Entity”), shall engage in the marketing and distribution of poker tables featuring automated live poker games through the use of a simulated dealer and an electronic facsimile of chips and playing cards (such activities, the “Competing Activities”). The Company acknowledges that Director has ownership interests in or other relationships with entities that are not Controlled Entities (each a “Non−Controlled Entity”), and the restriction in the preceding sentence does not apply to activities of Non−Controlled Entities. However, Director agrees to inform the Company at such time as the Non−Controlled Entity commences Competing Activities, provided that he is aware of the Competing Activities and the disclosure would not violate a non−disclosure agreement with the Non−Controlled Entity.

5.
Miscellaneous. This Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein, and no other arrangement, understanding or agreement, verbal or otherwise, shall be binding upon the parties hereto. This Agreement may not be assigned by any of the parties hereto, and may not be amended or modified, except by the written consent of both parties hereto. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof. Headings to Sections herein are for the convenience of the parties only, and are not intended to be or to affect the meaning or interpretation of this Agreement. The Parties shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Parties may have for the breach of this Agreement. In the event that any covenant, condition or other provision contained in this Agreement is held to be invalid, void or illegal by any court of competent jurisdiction, the same shall be deemed severable from the remainder thereof, and shall in no way affect, impair or invalidate any other covenant, condition or other provision therein contained. If such condition, covenant or other provisions shall be deemed invalid due to its scope or breadth, such covenant, condition or other provision shall be deemed valid to the extent permitted by law. All notices required to be delivered under this Agreement shall be effective only if in writing and shall be deemed given when received by the party to whom notice is required to be given and shall be delivered personally, or by registered mail to the addresses set forth above. The parties agree that any suit, action or proceeding between Director (and his attorneys, successors, and assigns) and the Company (and its affiliates, shareholders, directors, officers employees, members, agents, successors, attorneys, and assigns) relating to the Services or the termination of those Services shall be brought in either the United States District Court for the Western District of North Carolina or in a North Carolina state court in the county of Mecklenburg and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. If any one or more provisions of this section shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable. This Agreement shall be construed and interpreted in accordance with the laws of the State of North Carolina.

Executed as of this 15th day of July, 2009.

POKERTEK:		DIRECTOR:

By:	/s/ Mark D Roberson	By:	/s/ Gehrig H White
Print Name:	Mark D Roberson	Print Name:	Gehrig H White
Title:	Acting CEO & CFO	Title:	Director
Date:	7/15/09	Date:	7/15/09